Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp.) (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-255585) of our report dated April 15, 2021, with respect to our audits of the financial statements of the Company as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from November 12, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 6, 2021